Chembio Reports Second Quarter 2009 Results

Company Achieves Profit for 2nd Quarter
U.S. HIV Test Sales Increase 174% & Expenses Lower

Conference Call Scheduled for Friday, August 7, 2009,
 at 10:00 a.m. Eastern Time

MEDFORD, N.Y (August 7, 2009) – Chembio Diagnostics, Inc. (OTC/BB: CEMI), which develops, manufactures, markets and licenses point-of-care diagnostic tests, reported its first quarterly profit since its merger in May 2004. Total revenues were $3.37 million for the quarter ended June 30, 2009, which compares to total revenues of $2.72 million for the quarter ended June 30, 2008, a 24% increase.  The Company recorded Net Income of approximately $110,000, or less than a $0.01 per share, for the quarter ended June 30, 2009, compared to a Net Loss of approximately $363,000, or $0.01 per share, for the quarter ended June 30, 2008.

The operating results in the second quarter of 2009 include $1,161,000 of revenues from the sale of rapid HIV tests to Inverness Medical Innovations, Inc., the Company’s exclusive U.S. marketing partner for its FDA approved rapid HIV tests.  This represents an increase of $737,000, or 174%, compared to $424,000 for the quarter ended June 30, 2008.  The operating results also reflect steps the Company took during 2008 and in the current year to reduce overhead expenses while still maintaining a strong R&D effort to develop future products based on its patented DPP® technology.

Commenting on the results, Chembio’s President, Lawrence A. Siebert stated, “We are pleased with the  growing demand for our rapid HIV tests in the U.S. market as evidenced by the 174% increased sales to our U.S. marketing partner, Inverness, during the second quarter. When combined with our other revenue streams, our continued improvements in manufacturing and our control of our costs, these results prove that we can have a profitable base business. I believe we will see continued improvements in the second half of 2009 as compared with the second half of 2008, as we anticipate realizing new revenues based upon the opportunities we have developed with our patented DPP® technology.”

Financial Highlights for the Second Quarter of 2009

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Product sales for the three months ended June 30, 2009 increased 23.7% from $2.46 million to $3.05 million. Net product sales to Inverness for the second quarter increased more than $735,000, or approximately 174%, as compared to the second quarter of 2008, indicating that our sales to Inverness are continuing their strong upward trajectory in 2009 as compared to 2008.

•	Product sales also included the shipment of HIV and other tests and components to customers in Africa ($999K), South America ($639K), and Asia, Europe, and the Middle East ($161K).

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The increased product and R&D revenues combined to produce gross margin dollars that were $350,000 or 34.6% ($1,362,000 vs. $1,012,000) greater than the gross margin dollars in the comparable period in 2008.

•	Selling General & Administrative Expenses decreased by $267,000 or 33% in the 2009 period as compared to the second quarter of 2008

•	Operating profit was approximately $117,000, in the 2009 period as compared to an operating loss in the second quarter of 2008 of $365,000, a swing of $482,000.

•
Net Income for the three-month period was calculated with non-cash expenses associated with the issuance of options issued as compensation in the amount of $74,666 and depreciation and amortization expenses of $92,550 as compared with $70,248 and $78,247 respectively in 2008.

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The Company increased its cash position during the quarter by approximately $569,000 to $1.86 million. This is primarily attributable to the operating cash flows. The increase in operating cash flows included the net income of $110,000 increased by $92,000 in depreciation and $75,000 in stock option compensation expenses.  Also adding to the increased cash flow was a decrease in accounts receivable and inventories by a combined $39,000 and increases in accounts payable, deferred revenue and accrued liabilities by a combined $300,000.   Partially offsetting the increase in cash during the quarter was the funding of $50,000 in progress payments for the design and development of an automated system related to assembly of its products.

Financial Highlights for the first half of 2009

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Product sales for the six months ended June 30, 2009 increased $617,000, or 13%, from $4.70 million to $5.32 million. Net product sales to Inverness for the first half increased more than $1,040,000, or approximately 108%, as compared to the first half of 2008.

•	Research and Development Revenues increased 44% to $546,000. Net R&D Expense (R&D Expense net of R&D Income) decreased 1.3% from $815,000 in the 2008 period to $804,000 in the 2009 period.

•	The increased product and R&D revenues combined to produce gross margin dollars that were $516,000 or 28% greater than the gross margin dollars in the comparable period in 2008.

•	Selling General & Administrative Expenses decreased by $610,000 or 33.4% in the 2009 period as compared to the first half of 2008

•	Operating loss decreased by 82% or $969,000 to $208,000 in the 2009 period as compared to an operating loss in the first half of 2008 of $1,177,000.

•
Net Income for the six-month period was calculated with non-cash expenses associated with the issuance of options issued as compensation in the amount of $91,850 and depreciation and amortization expenses of $191,999 as compared with $ 244,338 and $154,101 respectively in 2008.

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The Company increased its cash position during the first half of 2009 by approximately $647,000 to $1.86 million. This is primarily attributable to the operating cash flows.  The increase in operating cash flows included the net loss of $215,000 which was offset by increases in cash flow attributable to depreciation of $192,000 and stock option compensation expense of $92,000.  Also adding to the increased cash flow was a decrease in accounts receivable and inventories by a combined $365,000 and an increase in deferred revenue of $495,000, which includes receiving a $340,000 payment from Bio-Rad Laboratories, Inc. with respect to a license agreement as previously reported.   Partially offsetting these increases during the first half of 2009 were increases in accounts payable and accrued liabilities by a combined $138,000together with the funding of $200,000 in progress payments for the design and development of an automated system related to assembly of its products.

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Update On DPP® Product Commercialization and Research & Development

The Company is progressing in commercializing its initial products developed on its patented DPP® rapid point-of-care diagnostic platform and also continues to have an active research and development program, as follows.

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New DPP® Product Commercialization - During the second quarter, we completed development of two additional products, our DPP® Syphilis Screen & Confirm Test that we have developed in collaboration with the United States Centers for Disease Control (“CDC”) and our multiplex 5-band point-of-care test for the confirmation of HIV 1 & 2 that we have developed for public health settings in Brazil pursuant to our agreement with the Oswaldo Cruz Foundation of Brazil (“FIOCRUZ”).

o
A multi-center phase one evaluation sponsored by the World Health Organization, in which our product is the only multiplex point-of-care test that detects both markers for syphilis in a single point-of-care test device, was recently initiated and is anticipated to be completed during the fourth quarter. In the interim we anticipate finalizing a clinical plan with the FDA in order to begin the process of seeking an FDA 510(k) clearance of this product during 2010.

o
We still anticipate that FIOCRUZ will receive required approvals from its regulatory agencies during 2009 for the DPP® HIV 1/2 Confirmatory test, the first commercialized point-of-care test for the confirmation of HIV.  We also anticipate regulatory approvals in Brazil for the previously completed DPP® HIV 1/2 Screening Assay and the DPP® Canine Leishmaniasis screen tests. These approvals, if granted, would trigger approximately $900,000 of technology transfer fees to Chembio.

o
The DPP® HIV 1/2 Screening Assay for Oral Fluid is also being evaluated in Africa. We also intend to begin clinical trials during 2009 toward obtaining regulatory approval for this product in the United States.  This product will enable Chembio to participate in the oral fluid testing segments of the United States, where we believe there is a significant opportunity to penetrate a market segment not available to whole blood tests.

o
We have not yet received the CE Mark for our HIV tests. During the second quarter, we were informed that due to changes that occurred in the EU regulatory requirements,  we would need to complete a small additional study  We are completing this study  now and we anticipate that this will be the final item we need in order to complete our filing for the CE Mark.  Under our agreement with Inverness we are obligated to use commercially reasonable efforts to obtain a CE Marking for the Clearview® Complete HIV 1/2 test, and we are doing this for that product as well as for our HIV 1/2 STAT-PAK® product.

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Research & Development Progress – We continue to have a very robust research and development program, a substantial portion of which is funded by development agreements with commercial, governmental, and non-governmental organizations. These activities are helping us to create a growing pipeline of new products, all based upon the Company’s patented Dual Path Platform (DPP®). These projects have also enabled the Company to cost effectively develop know-how which may be applicable to future product endeavors.  Funded projects in the second quarter, which are continuing into at least the current third quarter, include those with Bio-Rad Laboratories, Inc. (multiplex product), FIND (TB and  Malaria antigen detection), CDC (Influenza), and IDRI (Human Leishmaniasis and Leprosy). Also, in June, the Company was awarded a three-year $3 million Small Business Innovative Research (SBIR) Phase II grant from the United States National Institutes of Health (NIH) to fully develop, validate, and commercialize a rapid diagnostic test for leptospirosis for general use worldwide.

Further information concerning the Company’s DPP® technology, products, and projects can be found on the Company’s web site, www.chembio.com

Conference Call

Chembio has scheduled a conference call and webcast for 10:00 a.m. Eastern time on Friday, August 7, 2009.  Participants may access the call by dialing (877) 407-0778 in the U.S. or (201) 689-8565 outside the U.S.  Following the completion of the call, a telephone replay will be accessible until November 7, 2009 at 11:59 p.m. Eastern Time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S. and entering reservation account number 286 and conference ID 329825. The conference call may also be accessed via the internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=148316.  An archive of the webcast will be available for 90 days on the Company's website at www.chembio.com.

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $5 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Inverness Medical Innovations, Inc. Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed a review or audit of those results.  Actual revenue may differ materially from those anticipated in this press release.  Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner and the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Company: Contact:
Susan Norcott 631-924-1135 x125 or snorcott@chembio.com

Investor & Public Relations
The Investor Relations Group
212-825-3210
James Carbonara JCarbonara@investorrelationsgroup.com
Susan Morgenbesser  SMorgenbesser@investorrelationsgroup.com

(Tables to follow)

Chembio Diagnostics, Inc.
Summary of Results of Operations
(UNAUDITED)
	For the three months ended		For the six months ended
	June 30, 2009	June 30, 2008	June 30, 2009		June 30, 2008
Net product sales	$3,051,385	$2,466,241	$5,320,802		$4,704,212

License and royalty income	52,322	-	52,322		-

Research grant income	269,817	251,543	545,998		378,300

Total Revenues	$3,373,524	$2,717,784	$5,919,122		$5,082,512

Gross Profit	$1,361,945	$1,011,820	$2,360,634		$1,844,989

Research and development expenses	$702,986	$567,249	$1,350,358		$1,193,586

Selling, general and administrative expenses	$542,449	$809,830	$1,218,262		$1,828,231

Income (loss) from operations	$116,510	$(365,259)	$(207,986)		$(1,176,828)

Net income (loss)	$109,939	$(363,129)	$(215,294)		$(1,161,311)

Basic earnings (loss) per share	$-	$(.01)		$-	$(.02)

Diluted earnings (loss) per share	$-	$(.01)		$-	$(.02)

Chembio Diagnostics, Inc.
Summary of Balance Sheets

	June 30, 2009	December 31, 2008
CURRENT ASSETS:	(UNAUDITED)
Cash	$ 1,859,069	$ 1,212,222
Accounts receivable, net of allowances	610,869	809,303
Inventories	1,652,850	1,819,037
Other current assets	247,083	225,153
TOTAL CURRENT ASSETS	4,369,871	4,065,715

NET FIXED ASSETS	703,791	881,406

OTHER ASSETS	1,093,310	967,820

	$ 6,166,972	$ 5,914,941

TOTAL CURRENT LIABILITIES	$ 2,769,157	$ 2,401,801

TOTAL OTHER LIABILITIES	945,175	935,808

TOTAL LIABILITIES	3,714,332	3,337,609

TOTAL STOCKHOLDERS’ EQUITY	2,452,640	2,577,332

	$ 6,166,972	$ 5,914,941

Chembio Diagnostics, Inc.
Summary of Cash Flow
(UNAUDITED)
	For the six months ended
	June 30, 2009	June 30, 2008

Net cash provided by (used in) operating activities	$847,768	$(1,569,600)
Net cash used in investing activities	(221,080)	(289,311)
Net cash provided by (used) in financing activities	20,159	(14,301)
Net increase (decrease) in cash and cash equivalents	$646,847	$(1,873,212)

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